Exhibit 10.3

235 GREAT POND LEASE AGREEMENT

THIS 235 GREAT POND LEASE (the “235 Great Pond Lease”) made as of this 19 day of June, 2008, by and between 235 GREAT POND, LLC, whose address is 750 Trade Centre Way, Suite 100, Portage, MI 49002, SMITH CT 7, LLC, whose address is 108 South University, Mt. Pleasant, Michigan 48858, and SMITH CT 8, LLC, whose address is 108 South University, Mt. Pleasant, Michigan 48858, hereinafter collectively referred to as “Landlord,” and VALASSIS DIRECT MAIL, INC., a Delaware Corporation, whose address is 19925 Victor Parkway, Livonia, MI 48152, referred to as “Tenant.”

WITNESSETH:

1.	DESCRIPTION AND USE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain real property located in the City of Windsor and Bloomfield, State of Connecticut, commonly known as 235 Great Pond Drive, Windsor Connecticut, 06095, and more particularly described and shown on the survey and legal description of the Premises on Exhibit “A” attached as well as all appurtenances, improvements, easements, and rights-of-way thereunto pertaining (“Premises”). Tenant shall use and occupy the Premises as a professional office, data and distribution center building only and for no other uses. The building located on the Premises is agreed to consist of the physical fitness/day care facility and light industrial / distribution building apprising approximately a total of 171,072 square feet of space. As of the date written above, Tenant hereby accepts the Premises in it’s “as is, where is” condition without representation or warranty as to their condition or fitness for any particular purpose from Landlord. Tenant further acknowledges that Tenant owned and occupied the Premises prior to the date of this 235 Great Pond Lease and sold the Premises to Landlord as of the date of this 235 Great Pond Lease.

2.	TENANT IMPROVEMENT ALLOWANCE

In order for the Premises to be useful to Tenant and marketable in the future for Landlord, Landlord and Tenant agree that Landlord shall pay an improvement allowance to Tenant in order for Tenant to construct a buildout at the Premises pursuant to the plans and specifications set forth in Exhibit B attached hereto. Thus, Landlord and Tenant acknowledge and agree that Tenant shall be provided an Improvement Allowance in the amount of approximately One-Million and Six-Hundred and Fifty-Three Thousand Dollars ($1,680,000.00) for the work described in accordance with Exhibit B (the “Tenant Improvements”). No Material Deviations from Exhibit B shall be made by Tenant without Landlord’s prior written consent, which shall not be unreasonably withheld. “Material deviations” shall be defined as an increase or decrease of $100,000 or more at the Premises, it being agreed that the total Tenant Improvement Allowance for the Premises and 1 Targeting Centre leased to Tenant under a separate lease shall not exceed $2,000,000. Approval of the plans and specifications by

Landlord shall not constitute the assumption of and responsibility by Landlord for their accuracy or sufficiency, and Tenant shall be solely responsible for such items. Tenant shall be responsible for any and all costs and expenses which exceed the Improvement Allowance. Any portion of the total Improvement Allowance shall be paid to Tenant or to Tenant’s general contractor, Barton Malow Company, within 30 days following receipt by Landlord of (1) invoices; (2) an AIA sworn statement from the general contractor, (3) an affidavit from the Tenant that the payments from the prior disbursement request have been made in full; (4) Landlord lender approval and submittal by Tenant of lender-requested mechanics or materialmen lien waivers or their functional equivalents under applicable Connecticut’s materialmen lien laws; and (5) and the certification of Tenant and its architect that the Tenant Improvements have been made in accordance with applicable laws, codes and ordinances. The Improvement Allowance shall be disbursed in the amount reflected on the invoices meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of Improvement Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. The final 7 1/2% of the Improvement Allowance shall be withheld by Landlord and disbursed upon receipt of the final sworn statement. Immediately after the final payment is made, Tenant shall provide Landlord with confirmation of full payment from all contractors, subcontractors, and vendors who performed work to the Premises desired by Tenant.

3.	RENT

Tenant shall pay Landlord rent in accordance with the rent schedule attached and incorporated hereto as Exhibit C. The rent shall be payable in advance in semi-annual installments, with said installment payments being made to Landlord’s management company, SIRO II Management, LLC whose notice address is 750 Trade Centre Way, Suite 100, Kalamazoo, MI 49002. The first payment of rent in accordance with Exhibit C shall be due on the commencement date of Tenant’s right to possession as set forth in Article 4 hereof. Future payments shall be due in advance of the first day of every six (6) months thereafter. If the commencement date of this 235 Great Pond Lease shall fall on a day other than the first day of a calendar month, then additional rental of an amount calculated by prorating the semi-annual payment set forth above shall be paid by Tenant to Landlord for the month in which said commencement date shall occur.

4.	TERM

A. TERM OF RIGHT OF POSSESSION. The commencement of Tenant’s right to possess and use the Premises shall be the date first written above. The term of Tenant’s right to possession shall be one-hundred and eighty three (183) months. If the commencement date is the first day of a calendar month, the 183-month term shall begin to run from that date. If the commencement date is other than the first day of a month, the 183-month term shall commence on the first day of the following month.

B. TERM OF OBLIGATIONS. Notwithstanding the term of Tenant’s right to possession, all of the provisions of this 235 Great Pond Lease Agreement are binding on the parties from the date this 235 Great Pond Lease is executed.

5.	MAINTENANCE, REPAIRS AND ALTERATIONS

A. Tenant covenants and agrees to be responsible for all maintenance repair and upkeep of the Premises during the term of Tenant’s right to possession. Tenant’s maintenance repair and upkeep of the Premises shall be done consistent with and in accordance to industry standards for a class A facility. The Premises includes, but is not limited to, all portions of the Premises depicted on Exhibit A, and all parking areas shown on Exhibit A, the landscaping, the buildings, improvements, foundations, exterior and interior walls, windows, doors, floors, ceilings, downspouts, gutters, roof, skylights, plumbing and sewerage facilities, air-condition system, heating system, electrical facilities and equipment, glazing, lighting fixtures and all other figures, equipment and appliances of every kind and nature. Tenant agrees that Landlord shall not be called upon or obligated to make any repairs, replacements, rebuildings, restorations, improvements, alterations, remodeling or additions whatsoever in or about the Premises.

B. Tenant shall be responsible for all janitorial service on the Premises during the term hereof.

C. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, make alterations, improvements or additions to the Premises and to the building and improvements thereon.

D. In a situation involving a need to repair, replace, or restore any portion of the Premises, and which is not covered by the provisions of “Eminent Domain” or “Damage and Destruction,” Tenant may, claim the benefit of any property damage insurance which may be payable to Landlord by reason of the loss or casualty giving rise to such need. However, the benefits of such property damage insurance may be claimed only for the purpose of and to the extent necessary to replace, repair or restore the damaged or condemned portion of the Premises.

6.	EFFECT OF BANKRUPTCY OR OTHER PROCEEDINGS

If at any time any bankruptcy or reorganization proceeding is instituted by or against Tenant either in the State or Federal Courts, or if a receiver is appointed under Chapters X or ZI of the Bankruptcy Act, for its business or property on the Premises, Landlord shall have the option, to be exercised by written notice given to Tenant, to declare this 235 Great Pond Lease terminated at any time after the expiration of twenty (20) days following the commencement of such proceeding unless the proceeding is dismissed and unless all payments of rent and other payments required by this 235 Great Pond Lease to be made by Tenant to Landlord are paid promptly during said period of twenty (20) days. Landlord shall under no circumstances be required to permit a receiver to retain possession of said Premises, and Landlord need not lease said Premises to such receivers, but Landlord shall be entitled to immediate possession of said Premises. Any repossession or termination hereunder shall not operate in any way to prejudice or affect the right of Landlord for recovery of rent or other charges theretofore accrued, thereafter accruing or to any other damages, nor shall any such termination or repossession ever be construed as a waiver of or an election not to claim future damages on account of such breach, but all such damages, including all future rentals, shall be fully recoverable by Landlord.

7.	QUIET POSSESSION

The Tenant, upon paying the rent herein provided and performing all and singular the covenants and conditions of this 235 Great Pond Lease on its part to be performed, shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof, and Landlord warrants that Landlord has full right and sufficient title to lease the Premises for the term herein provided, and agrees to indemnify Tenant for and against any and all loss and damage that may result to Tenant on account of any failure of, or defect in, Landlord’s title or right to make and execute this 235 Great Pond Lease.

8.	ATTORNEY’S FEES

Should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this 235 Great Pond Lease or for a declaration of such party’s rights or obligations hereunder, or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party such amount as the court may adjudge to be reasonable attorney’s fees for the services rendered to the party finally prevailing in such action or proceeding.

9.	CONSTRUCTION LIENS

Tenant shall keep the Premises free of construction liens and other liens of like nature other than liens created or claimed by reason of any work done by or at the instance of Landlord. Tenant agrees to protect and indemnify Landlord against all such liens, or claims which may ripen into such liens, and against all attorney’s fees and other costs and expenses arising from any such claim or lien. If Tenant fails to fully discharge any such lien or claim, or provide a bond for the same, the Landlord, at its option, may pay the same or any part thereof, and shall be the sole judge of the legality of such lien or claim. Tenant shall repay Landlord all amounts so paid by Landlord, together with interest thereon at the maximum rate allowable by law from the time of payment by Landlord until repayment by Tenant.

10.	TENANT TO COMPLY WITH LAW

Tenant shall, from the date of this 235 Great Pond Lease, and at its own expense, insure that the Premises conforms to and complies with all laws, ordinances, and regulations (including the Americans with Disabilities Act) now in force or that are enacted hereafter affecting the use or occupancy of all or any part of the Premises. Tenant indemnifies Landlord against and agrees to save Landlord harmless from all expenses imposed or incurred for or because of any violation by Tenant or anyone claiming under Tenant of any law, ordinance, or regulation occasioned by the neglect or omission, or willful act of Tenant or any person on the Premises by permission or holding under Tenant unless such violation results solely from an act or omission on the part of Landlord and/or agents, servants or employees of Landlord.

11.	TITLE

Tenant acknowledges that Tenant has had the opportunity to review the commitment for the owner’s policy of title insurance provided to Landlord from Pinnacle Title Agency. Tenant reviewed all of the matters of record reflected in such commitment and agrees to insure that the Premises shall at all times comply with those matters of record affecting the Premises from the date of this Agreement until the expiration of this Agreement. Tenant shall indemnify and hold Landlord harmless from all expenses and costs incurred by Landlord as a result of any of the matters of record affecting the Premises.

12.	SURVEY

Tenant acknowledges that Tenant has reviewed a survey of the Premises prepared by Landlord’s surveyor. Tenant has expressly approved such survey and hereby accepts the Premises in accordance with and subject to all matters set forth on the survey. Tenant understands that Tenant shall not be released from any of its obligations under this Agreement due to error(s) on the survey, or any matters shown on the survey.

13.	UTILITIES

Tenant agrees to pay all charges when due for water, gas, electricity, or other utilities incurred by it in connection with the Premises.

14.	TAXES

From the date of this Agreement until the expiration of the Term and any renewals thereof, Tenant shall pay all real property taxes and assessments which may be levied upon or assessed against those lands comprising the Premises. Tenant shall also pay all taxes or assessments levied upon or assessed against the improvements situated within the Premises and all taxes levied upon or assessed against any personal property situated within the Premises. Tenant understands that Landlord shall not be required to pay any taxes or assessments whatsoever which may be or become a lien upon the lands, improvements and personal property. Any taxes or assessments which may be levied or assessed for a period beginning before the commencement of this 235 Great Pond Lease or ending after the termination hereof shall be paid by Tenant. Upon expiration of this Lease, the Landlord shall rebate to the Tenant any prepaid taxes or assessments covering any period of time after expiration. Tenant shall not be obligated to pay any income tax or other tax, assessment or charge which may be levied or become due by reason of the rents and profits received by Landlord as a result of this 235 Great Pond Lease.

15.	OFF-SET STATEMENT, ATTORNMENT AND SUBORDINATION; LANDLORD’S MORTGAGEE’S APPROVAL OF THIS LEASE

A. Tenant agrees within ten (10) days after request therefor by Landlord to execute in recordable form and deliver to Landlord a statement, in writing, certifying (a) that this 235 Great Pond Lease is in full force and effect, (b) the date of commencement of the term of this 235 Great Pond Lease, (c) that rent is paid currently without any off-set or defense thereto, (d) all Improvement Allowance amounts have been received or waived; (e) the amount of rent, if any, paid in advance, (f) that there are no uncured defaults by Landlord or stating those claimed by Tenant, and (g) such other information as Landlord may reasonably request; provided that, in fact, such facts are accurate and ascertainable.

B. Tenant shall, in the event any proceedings are brought for the foreclosure of or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this 235 Great Pond Lease.

C. Tenant agrees that this 235 Great Pond Lease shall be subordinate to any first mortgages or deeds of trust that may hereafter be placed upon the Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided the mortgagee or trustee named in said mortgages or trust deeds shall agree to recognize the lease of Tenant in the event of foreclosure if Tenant is not in default. Tenant also agrees that any mortgagee or trustee may elect to have this 235 Great Pond Lease designated as a prior lien to its mortgage or deed of trust, and in the event of such election and upon notification by such mortgagee or trustee to Tenant to that effect, this 235 Great Pond Lease shall be deemed prior in lien to said mortgage or deed of trust, whether this 235 Great Pond Lease is dated prior to or subsequent to the date of said mortgage or deed of trust. Tenant agrees, that upon the request of Landlord, any mortgagee or any trustee, it shall execute whatever instruments may be required to carry out the intent of this Section.

D. Failure of Tenant to execute any of the above instruments within fifteen (15) days upon written request so to do by Landlord, shall constitute a breach of this 235 Great Pond Lease and Landlord may, at its option, cancel this 235 Great Pond Lease and terminate Tenant’s interest herein. Further, Tenant hereby irrevocably appoints Landlord as attorney-in-fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such instruments.

E. If Landlord’s mortgagee will approve this 235 Great Pond Lease, only upon the basis of reasonable modification of the terms and provisions of this 235 Great Pond Lease, other than those provisions relating to the size and location of the Premises, the amount of rent and charges payable hereunder and the use for which Tenant is permitted to operate the Premises, Landlord shall have the right to cancel this 235 Great Pond Lease if Tenant refuses to approve in writing any such reasonable modifications within thirty (30) days after Landlord’s request therefor, which request may not be made later than forty-five (45) days after the delivery of possession of the Premises to Tenant. If such right to cancel is exercised, this 235 Great Pond Lease shall thereafter be null and void, and neither party shall have any liability to the other by reason of such cancellation.

16.	LIABLITY INSURANCE

Tenant shall, from the date this 235 Great Pond Lease is executed, keep in force and effect a policy of public liability and property damage insurance with respect to the Premises, and the business operated by Tenant in which the limits of public liability shall not be less than Three Million Dollars ($3,000,000.00) per occurrence, and in which the limit of property damage liability shall be not less than Five Hundred thousand Dollars ($500,000.00). The policy shall name Landlord, any other parties in interest designated by Landlord, and Tenant as insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord thirty (30) days prior written notice. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. The insurance shall be with an insurance company approved by Landlord and a copy of the paid-up policy evidencing such insurance or a certificate of insurance certifying to the issuance of such policy shall be delivered to Landlord prior to the commencement of Tenant’s work and upon renewals not less than thirty (30) days prior to the expiration of such coverage.

17.	PROPERTY INSURANCE

(a) Tenant shall, from the date of this Agreement, carry insurance for fire and special extended coverage (as determined by Landlord) insuring the improvements located on the Premises and all appurtenances thereto for the full replacement value thereof (with deductibles not exceeding $100,000.00) such insurance coverage to include the improvements provided by Landlord and Tenant, and such insurance coverage shall include rental and business interruption insurance. Landlord shall not be liable to Tenant for any loss or damage suffered by Tenant which is not covered by such insurance (including without limitation, the amount of any such deductibles). If the cost to repair or replace the damaged improvements exceeds the full insurable value, Tenant shall pay the difference. The policy shall name Landlord, any other parties in interest designated by Landlord, and Tenant as insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord thirty (30) days prior written notice. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. The insurance shall be with an insurance company approved by Landlord and a copy of the paid-up policy evidencing such insurance or a certificate of insurance certifying to the issuance of such policy shall be delivered to Landlord prior to the commencement of Tenant’s work and upon renewals not less than thirty (30) days prior to the expiration of such coverage.

(b) Tenant shall pay the cost of the premiums for all such insurance, and the expenses incurred by Landlord relative to insurance appraisals, adjusters and reasonable attorneys’ fees in connection therewith. Such statements may include charges for premiums covering more than a single year.

(c) Tenant will not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will contravene policies insuring against loss or damage by fire or other hazards (including, without limitation, public liability) or which will prevent Tenant form procuring such policies in companies acceptable to Landlord.

(d) Tenant agrees to carry, at its expense, insurance against vandalism, malicious mischief, and such other perils as are form time to time included in a standard extended coverage endorsement, insuring Tenant’s trade fixtures, furnishings, operating equipment and personal property, such as signs, wall coverings, carpeting and drapes located on or within the Premises, in an amount equal to not less than one hundred percent (100%) of the actual replacement cost thereof and to furnish Tenant with a certificate evidencing such coverings.

18.	COVENANT TO HOLD HARMLESS

Tenant agrees, from the date of this Agreement, to indemnify Landlord and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with (i) loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises, including the person and property of Tenant, and its employees and all persons in the building at its or their invitation or with their consent, (ii) the occupancy or use by Tenant of the Premises or any part thereof, or (iii) occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, customers or licensees. For the purpose hereof, the Premises shall include the service areas adjoining the same. All property kept, stored or maintained in the Premises shall be so kept, stored or maintained at the risk of Tenant only. In case Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney fees incurred or paid by Landlord in connection with such litigation. Tenant shall also pay all costs, expenses and reasonable attorney fees that may be incurred or paid by Landlord in enforcing the covenants and agreements of this 235 Great Pond Lease.

19.	WASTE OR NUISANCE

Tenant shall not commit or suffer to be committed any waste or nuisance upon the Premises.

20.	SUBLETTING AND ASSIGNMENT

A. Tenant shall not sublet the Premises, or any portion thereof, without the written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Any such subletting shall not relieve Tenant of its obligations to Landlord under this 235 Great Pond Lease.

B. Tenant shall not have the right to assign this 235 Great Pond Lease or to hypothecate or encumber its leasehold interest hereunder, without the written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. If Landlord consents; (i) Tenant shall not by reason of any such assignment be relieved of any responsibility, liability or obligation to Landlord under the terms of this 235 Great Pond Lease; (ii) that any assignee shall agree in writing to be bound by all the terms, covenants and conditions of this 235 Great Pond Lease; and (iii) that an executed original of such assignment and agreement shall be delivered to Landlord.

C. Tenant may assign or sublet to a wholly owned subsidiary of Tenant. Tenant shall not by reason of any such assignment or sublease be relieved of any responsibility, liability or obligation under this 235 Great Pond Lease.

21.	SURRENDER OF PREMISES

A. Tenant shall, upon termination of the term of Tenant’s right to possession or any earlier termination of this 235 Great Pond Lease, surrender to Landlord the Premises, including without limitations, all building apparatus not covered by Section B of this Article, and all alterations, improvements and other additions which may be made or installed by either party in the condition they were in as of the date of this Lease.

B. Notwithstanding Section A of this Article, Tenant shall have the right to remove all trade fixtures, furniture, equipment and signs, which may be installed in the Premises prior to or during Tenant’s right to possession at Tenant’s cost, if Tenant is not in default at the time of removal. The Tenant shall at its own cost and expense repair any and all damage to the Premises resulting from or caused by such removal, and shall restore the Premises to its original condition, reasonable wear and tear excepted. Tenant shall have sixty (60) days after termination of this 235 Great Pond Lease for any reason whatsoever to effect such removal, repair and restoration; provided, however, no such fixtures or equipment placed on or in the Premises by Tenant, and which remain the property of Tenant, may be removed at a time when Tenant is in default in payment of rent or any other money payable hereunder, or in the performance of any other covenant under this 235 Great Pond Lease.

C. Anything to the contrary herein notwithstanding, Tenant shall have the right at any time to remove its signs and other equipment bearing any of its trade names or trademarks, whether registered or unregistered. Landlord shall have no right to use and shall not have or acquire any interest in such trade name and service mark by reason of any of the terms or provisions of this 235 Great Pond Lease, or by reason of use of the same on the Premises.

22.	EMINENT DOMAIN

A. In the event that the whole of the Premises shall be taken under the power of eminent domain, the Tenant shall continue to pay the balance of the rentals minus the amount of the condemnation proceeds received by Landlord, provided, however, that Tenant shall have the right, but not the obligation, to participate in the Landlord’s condemnation proceedings.

B. In the event that a portion of the Premises shall be taken under the power of eminent domain, the obligation of Tenant under this 235 Great Pond Lease to pay rent and all of the other provisions of this 235 Great Pond Lease shall remain in full force and effect. All damages awarded for any such taking under the power of eminent domain, whether for the whole or part of the Premises, shall belong to and be the property of Landlord, whether such damages shall be awarded as compensation for diminution in valued of the leasehold or for the fee of the Premises; provided, however, that Tenant shall receive credit against rental equal to the damages paid to Landlord.

23.	HAZARDOUS WASTE

Tenant shall not cause or permit any hazardous material (as hereinafter defined) to be released, brought upon, stored, produced, emitted, disposed of or used upon, about or beneath the Premises by Tenant, its agents, employees, contractors or invitees.

Tenant shall indemnify, defend and hold Landlord harmless from and against any and all environmental damages which arise from: (1) presence upon, about or beneath the Premises of any hazardous material or of any chemical substance requiring remediation under any Federal, State or local statute, regulation, ordinance or policy; or (2) the breach of any of the provisions of this 235 Great Pond Lease. For the purpose of this 235 Great Pond Lease, “environmental damages” shall mean: (1) all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in the value of the Premises, damages for the loss of or restriction on rentable or usable space or of any amenity of the Premises and from any adverse impact on Landlord’s marketing of space); (2) all sums paid for settlement of claims, attorney fees, consultant’s fees and expert’s fees; and (3) all costs incurred by Landlord in connection with the investigation of hazardous material upon, about or beneath the Premises, the preparation of any remedial investigation and feasibility studies or reports in the performance of any clean up, remediation, removal or restoration work required by any Federal, State or local governmental agency or political subdivision necessary for Landlord to make full economic use of the Premises or otherwise required under this 235 Great Pond Lease. Tenant’s obligations under this Section shall survive the expiration of this 235 Great Pond Lease.

Notwithstanding any other obligation of tenant to indemnify Landlord pursuant to this 235 Great Pond Lease, Tenant shall, at its sole cost and expense, promptly take all actions required by any Federal, State or local governmental agency or political subdivision necessary for Landlord to make full economic use of the Premises, which requirements or necessity arise from presence upon, about or beneath the Premises of any hazardous material. Such action shall include, but not be limited to, the investigation of the environmental condition of the Premises, the preparation of any remedial investigation and feasibility studies or reports and the performance of any clean up, remedial, removal or restoration work. Tenant shall take all actions necessary to restore the Premises to the condition existing prior to the introduction of the hazardous material upon, about or beneath the Premises, notwithstanding any lesser standard of remediation allowable under applicable law or government policies. Tenant shall nevertheless obtain Landlord’s approval prior to undertaking any activities required by this Section, which approval shall not be unreasonably withheld so long as such actions would not potentially have a material adverse long-term or short-term affect on the Premises or any other property or business owned or operated by Landlord. Tenant shall promptly supply Landlord with any notices and correspondence concerning environmental damages received by Tenant from the United States Environmental Protection Agency or the Connecticut Department of Environmental Protection. The obligations of Tenant pursuant to this Sections shall not apply to situations where hazardous materials are released, brought upon, stored, produced, emitted, disposed of or used upon, about or beneath the Premises at the time or times other than during the term of this 235 Great Pond Lease except where such event occurs as a result of the acts or omissions of Tenant, its agents, employees, contractors or invitees or as a result of the acts or omission of any agent, employee, contractor or invitee of any permitted Sublessee or assignee of Tenant. Tenant’s obligation under this Section shall survive the expiration of this 235 Great Pond Lease. The foregoing notwithstanding, Tenant acknowledges, and Landlord is aware that 235 Great Pond meets the definition of an “establishment” under the Connecticut Property Transfer Act (“Transfer Act”). Tenant agrees to be obligated for full compliance with all environemental laws, rules and regulations connected to the Premises and shall obligated therefore for the Term of the Lease. Upon the Expiration Date of the Term of the Lease, Landlord shall become responsible for fulfilling any obligations that the Tenant may have as the “certifying party”, except to the extent such ongoing remediation obligations existing at the end of the Lease Term are caused by Tenant’s use of the Property.

“Hazardous Material” means any material or substance: (1) defined as a “hazardous substance” pursuant to any applicable state laws, rules and regulations as well as the Comprehensive Environmental Response, Compensation and Liability Act (42 USC Section 9601 et. seq.) and amendments thereto and regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act (42 USC Section 6901 et. seq.) and amendments thereto and regulations promulgated thereunder; (4) containing polychlorinated biphenyls (PCB’s); (5) containing asbestos; (6) radioactive; (7) biological; or (8) the presence of which requires investigation or remediation under any Federal, hazardous substance, material or waste which is or becomes regulated by any Federal, State or local governmental authority, or which causes a nuisance upon or waste to the Premises.”

24.	DAMAGE AND DESTRUCTION

A. From the date of this Agreement until the expiration of the term, including any renewals or holdover periods, Tenant shall be solely responsible for the cost of repairing, restoring or replacing any portion of the Premises (including the Building and any improvements) that are partially or totally damaged or destroyed. In such event, Tenant shall, as soon as reasonably possible, commence and proceed diligently to restore the Premises substantially to their condition at the time of such damage or destruction. Tenant shall have the use of any insurance proceeds resulting from the damage or destruction to the extent necessary to repair and/or replace the damaged or destroyed property.

B. Tenant understands that its rent and other obligations hereunder shall not be abated during the period of any damage, repair or restoration provided or in this Article and such damage or destruction shall not create a right to terminate this Lease.

25.	DEFAULTS OF TENANT

The following occurrences shall be deemed defaults by Tenant:

(a) Tenant shall fail to pay when due any rent or other sum payable under this 235 Great Pond Lease and such failure continues for fifteen (15) days after written notice from Landlord.

(b) Tenant shall abandon or vacate the Premises before the end of the term of this 235 Great Pond Lease, provided, however, that Tenant shall not be deemed to have abandoned or vacated or surrendered the Premises if Tenant meets all its financial and maintenance obligations under the 235 Great Pond Lease.

(c) Tenant shall be in breach of any other obligation under this 235 Great Pond Lease, and such breach shall continue for thirty (30) days after written notice from Landlord.

(d) Tenant shall default on the 235 Great Pond lease agreement during a period in which the property is owned by Landlord or an affiliate thereof.

26.	REMEDIES OF LANDLORD

In the event of a default by Tenant, Landlord shall have the following rights and remedies in addition to all other rights and remedies otherwise available to Landlord:

(a) Landlord shall be entitled to immediately accelerate upon written notice to Tenant the full balance of the present value of rent payable for the remainder of the term of this One Targeting Lease. Present value of the rent shall be determined at the 30-day libor interest rate existing at the time of Tenant’s default.

(b) Landlord shall have the right to terminate this 235 Great Pond Lease upon written notice, in accordance with the Connecticut state law, to Tenant without prejudice to any claim for rents or other sums due or to become due under this 235 Great Pond Lease; and subject to applicable law.

(c) Landlord shall have the immediate right of re-entry and may remove all persons and property from the Premises. Such property may be removed and stored at the cost of Tenant. Should Landlord elect to re-enter as herein provided, or should Landlord take possession pursuant to legal proceedings, Landlord may either terminate this 235 Great Pond Lease or from time to time, without terminating this 235 Great Pond Lease, relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this 235 Great Pond Lease) and at such rental or rentals and upon such other terms and conditions as landlord, in the exercise of its sole discretion, deems advisable, with the right to make alterations and repairs to the Premises. Upon each reletting, (i) Tenant shall be immediately liable to pay to Landlord, in addition to any indebtedness other than rent due hereunder, the cost and expense of such reletting and of any such alternations and repairs incurred by Landlord, and the amount, if any, by which the rent reserved in this 235 Great Pond Lease for the period of the reletting as accelerated under Subparagraph (a) of this Paragraph, exceeds the amount agreed to be paid for rent for the Premises by the reletting Tenant; or (ii) at the option of Landlord, rents received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second to the payment of any costs and expenses of such reletting and of such alterations and repairs; third, to the payment of rent unpaid hereunder; and the residue, if any, held by Landlord and applied in payment of future unaccelerated rent as the same may become and payable hereunder.

(d) Landlord may immediately sue to recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including the cost of recovering the Premises, and including the present value of rent reserved and charged in this 235 Great Pond Lease for the remainder of the stated term as accelerated under Subparagraph (a) of this Paragraph, all of which shall be immediately due and payable along with attorneys’ fees and Landlord shall attempt to mitigate damages in a commercially reasonable manner.

27.	LATE CHARGES AND INTEREST FOR PAST DUE PAYMENTS

All installments of rent payable to Landlord under this 235 Great Pond Lease if not paid within five (5) days after they become due shall be subject to a later charge equal to five percent (5%) of the installment amount. In addition, any payment of rent or other amount due from Tenant to Landlord which is not made when due under this 235 Great Pond Lease shall bear interest at the rate of seven percent (7%) per annum from the date of nonpayment to the date of payment.

28.	LEGAL EXPENSES

In case suit shall be brought by Landlord for recovery of possession of the 235 Great Pond Leased Premises, for the recovery of rent or any other amount due under the provisions of this 235 Great Pond Lease, or because of the breach of any other covenant herein contained on the part of Tenant to be kept or performed, all expenses incurred therefor and for the defense thereof (including attorneys’ fees) shall be awarded to the party prevailing in such suit.

29.	MEMORANDUM OF LEASE

A Memorandum of 235 Great Pond Lease, suitable for recording in the Office of the County Register of Deeds of the County within which the Premises are situated, and satisfactory in form to both Landlord and Tenant, shall be executed and recorded. Said document shall be entitled “Memorandum of 235 Great Pond Lease” and shall incorporate the legal description of the Premises.

30.	SERVICE OF NOTICE

A. All notices or demands of any kind which Landlord is required to or desires to serve on Tenant with respect to this 235 Great Pond Lease may be served by mailing a copy of such notice or demand to Tenant by certified mail, with return receipt requested and postage prepaid, addressed to Tenant at the place last designated by it as the place at which notices may be served, or if not such written designation is then in effect then addressed to Tenant at the Premises. Tenant hereby designates the Premises as the place at which notices shall be served. Service by mail shall be deemed complete at the expiration of the third day after the date of delivery thereto to the address specified. Any such notice shall be directed to the attention of counsel and copied to the Facility Manager.

B. All notices or demands of any kind which Tenant is required to or desires to serve on Landlord with respect to this 235 Great Pond Lease may be served my mailing a copy of such notice or demand to Landlord by certified mail, with return receipt requested and posted prepaid, addressed to Landlord at the place last designated by it as the place at which notices may be served. Landlord hereby designates 750 Trade Centre Way, Suite 100, Portage, MI 49002 and 108 South University, Suite Six, Mt. Pleasant, MI 48858 as the place at which notices shall be served. Service by mail shall be deemed completed at the expiration of the third day after the date of delivery thereof to the address specified.

31.	APPLICABLE LAW AND PARTIES BOUND

This 235 Great Pond Lease shall be construed under the laws of the State within which the Premises are situated and shall be binding upon and inure to the benefit, as the case may require, of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

32.	INTERPRETATION

The words “Landlord” and “Tenant” as used herein, shall include, apply to, bind and benefit, as the context may permit or require, the parties executing this lease and their respective heirs, executors, administrators, successors and assigns.

Wherever the context so permits or requires, words of any gender used in this-235 Great Pond Lease shall be construed to include any other gender, and words in the singular number shall be construed to include the plural.

33.	INVALIDITY

In the event that any term, provision, condition or covenant contained in this 235 Great Pond Lease, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, or be held to be invalid or unenforceable, or be held to be invalid or unenforceable by any court of competent jurisdiction, the remainder of this 235 Great Pond Lease, or the application of such term, provision, condition or covenant to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and all such remaining terms, provisions, conditions and covenants in this 235 Great Pond Lease shall be deemed to be valid and enforceable.

34.	APPROVALS

Whenever in this 235 Great Pond Lease the Landlord’s approval or consent is required, such approval or consent shall be in writing and Landlord covenants and agrees that such approval or consent shall not be unreasonably withheld.

35.	CAPTIONS

The headings and captions contained in this 235 Great Pond Lease are inserted only as a matter of convenience and for reference and in now way define, limit or describe the scope or intent of this 235 Great Pond Lease nor of any provision herein contained.

36.	CONFIDENTIALITY

Landlord and Tenant each agree that they shall hold in strict confidence all documents and information concerning this transaction and the business and property of the other. No press release or public disclosure, either written or oral, of the terms of this 235 Great Pond Lease shall be made by either party without the consent of the other. Notwithstanding the foregoing, Landlord may make such disclosures to its lenders, brokers or investors as is necessary to obtain the financing in this transaction or sell the Premises, within its sole discretion.

37.	HOLDING OVER

Any holding over after the expiration of the term, or any renewal hereof, with or without the consent of Landlord, shall be construed to be a tenancy from month to month, at One Hundred-Fifty percent (150%) of the rents specified for the period immediately preceding the expiration of the last term or renewal term. The rent will be prorated on a monthly basis, and payable monthly, and shall otherwise be on the terms and conditions herein specified, so far as applicable.

38.	CORPORATE GUARANTY

VALASSIS COMMUNICATIONS, INC. shall execute the Corporate Guaranty agreement attached hereto and incorporated into this 235 Great Pond Lease as Exhibit D.

39.	NET LEASE; NON-TERMINABILITY

A. This 235 Great Pond Lease is a net lease and, except as otherwise expressly provided herein, any present or future law to the contrary notwithstanding, shall not terminate, nor shall Tenant be entitled to any abatement, reduction, set-off, counterclaim, defense or deduction with respect to any rent or other sum payable hereunder, unless expressly provided to the contrary herein.

B. Non-Terminability. Tenant shall remain obligated under this 235 Great Pond Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this 235 Great Pond Lease, unless expressly provided to the contrary herein.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year shown opposite their respective signatures herein below.

LANDLORD:

235 GREAT POND, LLC,
a Michigan Limited Liability Company

By:	/s/ Roger E. Hinman
Roger E. Hinman
Its:	Manager

SMITH CT 7, LLC a Michigan limited liability company

By:	/s/ W. Sidney Smith
W. Sidney Smith, Manager

SMITH CT 8, LLC a Michigan limited liability company

By:	/s/ W. Sidney Smith
W. Sidney Smith, Manager

TENANT:

VALASSIS DIRECT MAIL, INC.,
a Delaware Corporation

By:	/s/ Steven Mitzel
Steven Mitzel
Its:	Chief Financial Officer